Exhibit 1.2

EXECUTION VERSION

Sempra Energy

6% Mandatory Convertible Preferred Stock, Series A, No Par Value

Underwriting Agreement

January 4, 2018

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, New York 10281

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

As Representatives of the several Underwriters

Ladies and Gentlemen:

Sempra Energy, a California corporation (the “Company”), confirms its agreement with each of the Underwriters named in Schedule I hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 8 hereof), for whom Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Barclays Capital Inc. are acting as representatives (the “Representatives”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of shares of the Company’s 6% Mandatory Convertible Preferred Stock, Series A, no par value (the “Mandatory Convertible Preferred Stock”), set forth under the heading “Number of Firm Shares to be Purchased” in Schedule I hereto (the “Firm Shares”). The Company also proposes to issue and sell to the several Underwriters, not more than 2,250,000 additional shares of Mandatory Convertible Preferred Stock (the “Option Shares”) if and to the extent that you, as Representatives, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such Option Shares granted to the Underwriters pursuant to Section 2 hereof. The Firm Shares and the Option Shares are hereinafter collectively referred to as the “Shares.” The Mandatory Convertible Preferred Stock will be convertible into a variable number of the Company’s common stock, no par value (the “Common Stock”). Such Common

Stock of the Company into which the Shares are convertible are hereinafter referred to as the “Conversion Shares.”

The terms of the Mandatory Convertible Preferred Stock will be set forth in the Certificate of Determination (the “Certificate of Determination”) to be filed by the Company with the Secretary of State of the State of California as an amendment to the Company’s Articles of Incorporation.

The Company is concurrently publicly offering shares of its Common Stock (the “Common Stock Offering”) pursuant to a separate underwriting agreement (the “Common Stock Underwriting Agreement”). The offering of the Shares is not contingent upon the completion of the Common Stock Offering, the Common Stock Offering is not contingent upon the completion of the offering of the Shares, and the Common Stock is not being offered together with the Shares.

The Company has entered into an Agreement and Plan of Merger dated as of August 21, 2017 and a Waiver Agreement dated as of October 3, 2017, in each case as amended and supplemented, if applicable, and as the same may be amended and supplemented after the date hereof (collectively, the “Merger Agreement,” which term, as used herein, includes all exhibits, schedules and attachments thereto, in each case as amended or supplemented, if applicable) with Energy Future Holdings Corp. (“EFH”), Energy Future Intermediate Holding Company LLC (“EFIH”) and Power Play Merger Sub I, Inc. (now known as Sempra Texas Merger Sub I, Inc., the “Merger Subsidiary”), pursuant to which EFH will be merged with the Merger Subsidiary with EFH continuing as the surviving entity of such merger (the “Merger”). In relation to the Merger, the Company has also entered into a plan support agreement dated as of August 21, 2017 (the “Plan Support Agreement”) with EFH and certain other parties named therein and a letter agreement dated August 25, 2017 (the “Letter Agreement”), with the Merger Subsidiary, Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) and Oncor Electric Delivery Company LLC (“Oncor”).

The Company has filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (No. 333-220257), which registration statement became effective upon filing under Rule 462(e) of the rules and regulations of the Commission (the “Rules and Regulations”) under the Securities Act of 1933, as amended (the “Act”). Such registration statement covers the registration of the Mandatory Convertible Preferred Stock and the Conversion Shares (among other securities) under the Act. Such registration statement, as amended through the date hereof (including by post-effective amendment No. 1 thereto) and including the information deemed pursuant to Rule 430B under the Rules and Regulations to be part of the registration statement at the time of its effectiveness with respect to the offering contemplated by this Agreement and all documents incorporated or deemed to be incorporated by reference therein through the date hereof, but excluding any Form T-1 (as defined below), is hereinafter referred to as the “Registration Statement.” The Company proposes to file with the Commission pursuant to Rule 424(b) of the Rules and Regulations the Prospectus Supplement (as defined in Section 4(h) hereof) relating to the Shares and the prospectus dated January 2, 2018 (the “Base Prospectus”), and has previously advised you of all further information (financial and other) with respect to the Company set forth therein. The Base Prospectus together with the Prospectus Supplement (as defined below), in their respective forms on the date hereof (being the forms in which they are to be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations), including all documents incorporated or deemed to be incorporated by reference therein through the date hereof, are hereinafter referred to as, collectively, the “Prospectus,” except that if any revised prospectus or prospectus supplement shall be provided to the Underwriters by the Company for use in connection with the offering and sale of the Shares which differs from the Prospectus (whether or not such revised prospectus or prospectus supplement is required to be filed by the Company pursuant to Rule 424(b) of the Rules and Regulations), the term “Prospectus” shall refer to such revised prospectus or prospectus supplement, as the case may be, from and after the time it is first provided to the Underwriters for such use. The term “Preliminary Prospectus,” as used in this Agreement, means the preliminary prospectus supplement dated January 2, 2018 and filed with the Commission on January 2, 2018 pursuant to Rule 424(b) of the Rules and Regulations, together with the Base Prospectus used with such preliminary prospectus supplement in connection with the marketing of the Shares, in each case as amended or supplemented by the Company, including all documents incorporated or deemed to be incorporated by reference therein through the date thereof. Unless the context otherwise requires, all references in this Agreement to documents, financial statements and schedules and other information which is “contained,” “included,” “stated,” “described in” or “referred to” in the Registration Statement, the Preliminary Prospectus or the Prospectus (and all other references of like import) shall be deemed to mean and include all such documents, financial statements and schedules and other information which is or is deemed to be incorporated by reference in the Registration Statement, the Preliminary Prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Agreement which is or is deemed to be incorporated by reference in the Registration Statement, the Preliminary Prospectus or the Prospectus, as the case may be.

At or prior to 11:45 p.m. (New York City time) on the date hereof, which was the time when sales of the Shares were first made (such time, the “Applicable Time”), the Company had prepared the following information (collectively the “Pricing Disclosure Package”): the Preliminary Prospectus and each “free-writing prospectus” (as defined pursuant to Rule 405 of the Rules and Regulations) listed on Schedule II hereto.

1. The Company represents and warrants to each Underwriter as of the date hereof (such date being hereinafter referred to as the “Representation Date”), as of the Applicable Time, as of the Time of Delivery referred to in Section 3 herein and as of each Option Time of Delivery referred to in Section 2 as follows:

(a) No order preventing or suspending the use of the Preliminary Prospectus has been issued by the Commission, and the Preliminary Prospectus, at the time of filing thereof, complied in all material respects with the Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection (a) shall not apply to statements in or omissions from the Preliminary Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by any Underwriter through the Representatives expressly for use in the Preliminary Prospectus.

(b) The Pricing Disclosure Package, at the Applicable Time, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection (b) shall not apply to statements in or omissions from the Pricing Disclosure Package made in reliance upon and in conformity with information furnished to the Company in writing by any Underwriter through the Representatives expressly for use in such Pricing Disclosure Package.

(c) The Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, made, used, approved or referred to and will not prepare, make, use, approve or refer to any “written communication” (as defined in Rule 405 of the Rules and Regulations) that constitutes an offer to sell or solicitation of an offer to buy the Shares (each such communication by the Company or its agents and representatives other than the Underwriters in their capacity as such (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Act or Rule 134 of the Rules and Regulations, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the documents listed on Schedule II hereto and (v) any electronic road show or other written communications, in each case approved in writing in advance by the Representatives. Each such Issuer Free Writing Prospectus complied in all material respects with the Act, has been or will be (within the time period specified in Rule 433 of the Rules and Regulations) filed (to the extent required thereby) in accordance with the Act and when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, did not, at the Time of Delivery and at each Option Time of Delivery will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection (c) shall not apply to statements in or omissions from any Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by any Underwriter through the Representatives expressly for use in any Issuer Free Writing Prospectus. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares or until any earlier date that the Company notified or notifies the Representatives as described in Section 4(c) with respect to such Issuer Free Writing Prospectus, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, the Prospectus or the Preliminary Prospectus that has not been superseded or modified.

(d) The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Rules and Regulations that became effective not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) of the Rules and Regulations has been received by the Company. The Registration Statement, at the respective times the Registration Statement and any post-effective amendments thereto became effective, and the Registration Statement and the Prospectus, as of the Representation Date,

complied and comply in all material respects with the requirements of the Act and the Rules and Regulations (including Rule 415(a) of the Rules and Regulations), and the Registration Statement did not and as of the Representation Date, at the Time of Delivery and at each Option Time of Delivery does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No order suspending the effectiveness of the Registration Statement has been issued under the Act and no proceedings for that purpose or pursuant to Section 8A of the Act against the Company or related to the offering of the Shares have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with. The Prospectus, at the Representation Date (unless the term “Prospectus” refers to a prospectus which has been provided to the Underwriters by the Company for use in connection with the offering of the Shares which differs from the Prospectus filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations, in which case at the time it is first provided to the Underwriters for such use), at the Time of Delivery and at each Option Time of Delivery, does not and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection (d) shall not apply to statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by any Underwriter through the Representatives expressly for use in the Registration Statement or the Prospectus or the information contained in any Statement of Eligibility and Qualification of a trustee under the Trust Indenture Act filed as an exhibit to the Registration Statement (a “Form T-1”).

(e) The documents filed by the Company and incorporated or deemed to be incorporated by reference into the Registration Statement, the Prospectus and the Pricing Disclosure Package pursuant to Item 12 of Form S-3 under the Act, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder and, when read together and with the other information in the Registration Statement, the Prospectus and the Pricing Disclosure Package, at the respective times the Registration Statement and any amendments thereto became effective, at the Representation Date, at the Applicable Time, at the Time of Delivery and at each Option Time of Delivery, did not, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) The Company and its subsidiaries, taken as a whole, have not sustained since the date of the latest audited financial statements included or incorporated by reference in the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Disclosure Package and the Prospectus; and, since the date as of which information is given in the Pricing Disclosure Package and the Prospectus, there has not been any material change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management or consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Disclosure Package and the Prospectus.

(g) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole; and each of Southern California Gas Company, a California corporation (“SCGC”), San Diego Gas & Electric Company, a California corporation (“SDG&E”), Pacific Enterprises, a California corporation (“PE”), Enova Corporation, a California corporation (“Enova”), Sempra Global, a Delaware corporation (“Global”), Pacific Enterprises International, a California corporation (“PEI”), and Sempra Energy International, a California corporation (“SEI” and, together with SCGC, SDG&E, PE, Enova, Global and PEI, the “Significant Subsidiaries”), has been duly incorporated or organized and is validly existing as a corporation or a limited liability company in good standing under the laws of its jurisdiction of incorporation or organization.

(h) The Company has an authorized capitalization as set forth in the Pricing Disclosure Package and the Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and conform to the description thereof contained in the Pricing Disclosure Package and the Prospectus; and all of the issued shares of capital stock of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and, except for the outstanding preferred stock of SCGC, are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(i) The Shares have been duly authorized for issuance and sale by the Company and, when the Shares are issued and delivered pursuant to this Agreement, the Shares will be validly issued, fully paid and non-assessable, and will have the rights, preferences and priorities set forth in the Company’s Articles of Incorporation (including the Certificate of Determination) and the issuance of such Shares will not be subject to any preemptive or similar rights.

(j) This Agreement has been duly authorized, executed and delivered by the Company.

(k) The Certificate of Determination, the proposed form of which has been furnished to you, has been duly authorized by the Company and will have been duly executed and delivered by the Company and duly filed with the Secretary of State of the State of California before the Time of Delivery. The holders of the Mandatory Convertible Preferred Stock will have the rights set forth in the Certificate of Determination upon filing of the Certificate of Determination with the Secretary of State of the State of California.

(l) The form of certificate used to evidence the Shares complies in all material respects with all applicable requirements of the law of the State of California, the New York Stock Exchange (the “NYSE”) and the Company’s Articles of Incorporation and Bylaws, and has been duly authorized and approved by the board of directors of the Company.

(m) The Shares will be convertible into the Conversion Shares in accordance with the terms of the Mandatory Convertible Preferred Stock set forth in the Certificate of Determination; a number of Conversion Shares (the “Initial Reserved Shares”) equal to the product of (A) the sum of a number of shares of Common Stock equal to the initial maximum conversion rate for the Mandatory Convertible Preferred Stock set forth the Certificate of Determination multiplied by (B) the aggregate number of Shares has been and will be duly authorized and reserved for issuance by all necessary corporate action of the Company; all Conversion Shares, when issued upon such conversion or delivery (as the case may be) in accordance with the terms of the Mandatory Convertible Preferred Stock set forth in the Certificate of Determination, will be duly authorized, validly issued, fully paid and non-assessable, will conform in all material respects to the descriptions thereof in the Registration Statement, the Pricing Disclosure Package and the Prospectus and will not be subject to any preemptive or similar rights.

(n) The issue and sale of the Shares and the compliance by the Company with all of the provisions of this Agreement and the Certificate of Determination, including the issuance and sale of the Shares and the issuance of a number of Conversion Shares equal to the Maximum Number of Conversion Shares (as defined below) issuable by the Company in accordance with the terms of the Mandatory Convertible Preferred Stock set forth in the Certificate of Determination, and the consummation of the transactions therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound or to which any of the properties or assets of the Company or any of its Significant Subsidiaries is subject, (ii) result in any violation of the provisions of the Articles or Certificate of Incorporation or Certificate of Formation or Bylaws or Limited Liability Company Agreement of the Company or any of its Significant Subsidiaries, or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Significant Subsidiaries or any of their respective properties, except, solely in the case of clauses (i) and (iii) above, for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Shares or the consummation by the Company of the transactions contemplated by this Agreement or the Certificate of Determination, including the issuance and sale of the Shares and the issuance of a number of Conversion Shares equal to the Maximum Number of Conversion Shares issuable by the Company in accordance with the terms of the Mandatory Convertible Preferred Stock set forth in the Certificate of Determination, except such as have been obtained under the Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Shares by the Underwriters. As used herein, “Maximum Number of Conversion Shares” means the product of (A) the sum of (x) a number of shares of Common Stock equal to the initial maximum conversion rate for the Mandatory Convertible Preferred Stock set forth in the Certificate of Determination and (b) to the extent so elected by the Company in connection with any such conversion, the number of shares of Common Stock deliverable by the Company upon conversion in respect of dividends payable upon conversion of the Shares (whether or not declared) (assuming the Company elects to issue and deliver, in respect of accumulated and unpaid dividends (whether or not declared), the maximum number of shares of Common Stock in connection with any such conversion), multiplied by (B) the aggregate number of Shares, in each case in accordance with the terms of the Certificate of Determination.

(o) The statements set forth in the Pricing Disclosure Package and the Prospectus, as amended or supplemented, under the captions “Description of Mandatory Convertible Preferred Stock” and “Description of Capital Stock,” insofar as they purport to constitute a summary of the terms of the Mandatory Convertible Preferred Stock, the Common Stock (including the Conversion Shares), the Company’s authorized but unissued preferred stock, no par value (the “Preferred Stock”), the Company’s Articles of Incorporation (including the Certificate of Determination) or Bylaws, or provisions of the laws of the State of California, and under the caption “Underwriting (Conflicts of Interest),” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair in all material respects.

(p) Neither the Company nor any of its Significant Subsidiaries is (i) in violation of its Articles or Certificate of Incorporation or Certificate of Formation or Bylaws or Limited Liability Company Agreement or (ii) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of clause (ii) for such defaults which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole.

(q) Other than as set forth in the Pricing Disclosure Package and the Prospectus, (i) there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject, except for such proceedings which, if determined adversely to the Company or any of its subsidiaries, would not reasonably be expected individually or in the aggregate to have a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole and (ii) to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(r) The Company is not and after giving effect to (i) the offering and sale of the Shares, (ii) the issuance and delivery of the Conversion Shares in accordance with the terms set forth in the Certificate of Determination, and (iii) the issuance and sale of the Common Stock in the Common Stock Offering, will not be, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(s) Deloitte & Touche LLP, who have certified certain financial statements of the Company and its subsidiaries, taken as a whole, is an independent registered public accounting firm as required by the Act and the Rules and Regulations and the rules and regulations of the Public Company Accounting Oversight Board.

(t) To the Company’s knowledge, Deloitte & Touche LLP, who have certified certain financial statements of EFH and its subsidiaries, taken as a whole, is an independent registered public accounting firm with respect to EFH as required under Rule 101 of the AICPA’s Code of Professional Conduct and its interpretations and rulings.

(u) To the Company’s knowledge, Deloitte & Touche LLP, who have certified certain financial statements of Oncor Holdings and its subsidiaries, taken as a whole, is an independent registered public accounting firm as required by the Act and the Rules and Regulations and the rules and regulations of the Public Company Accounting Oversight Board.

(v) The financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the consolidated results of their operations for the periods specified; and, except as stated therein, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis. The pro forma financial statements and the related notes thereto included and incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus present fairly in all material respects the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. To the Company’s knowledge, the financial statements of EFH and its consolidated subsidiaries included and incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus present fairly in all material respects the consolidated financial position of EFH and its consolidated subsidiaries as of the dates indicated and the consolidated results of their operations for the periods specified; and, except as stated therein, to the Company’s knowledge, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis. To the Company’s knowledge, the financial statements of Oncor Holdings and its consolidated subsidiaries included and incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus present fairly in all material respects the consolidated financial position of Oncor Holdings and its consolidated subsidiaries as of the dates indicated and the consolidated results of their operations for the periods specified; and, except as stated therein, to the Company’s knowledge, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis.

(w) The Company and each of its consolidated subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(x) The Company and each of its consolidated subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(y) The Company and its subsidiaries possess such certificates, authorities or permits issued by the appropriate state, federal, local or foreign regulatory agencies or bodies necessary to conduct their businesses as described in the Pricing Disclosure Package and the Prospectus, except where the failure to possess such certificates, authorities or permits, individually or in the aggregate, would not have a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole.

(z) The Company and its subsidiaries are in compliance with, and conduct their respective businesses in conformity with, all applicable state, federal, local and foreign laws and regulations relating to the operation and ownership of a public utility, including, without limitation, those relating to the distribution and transmission of natural gas, except to the extent that any failure so to comply or conform would not individually or in the aggregate have a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole.

(aa) The Company and its subsidiaries hold all franchises, certificates of public convenience and necessity, permits, licenses and easements necessary to own, operate and maintain their properties as described in the Pricing Disclosure Package and the Prospectus, except to the extent that such failure, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole.

(bb) Except as otherwise described in the Pricing Disclosure Package and the Prospectus and except as would not, singly or in the aggregate, result in a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(cc) To the knowledge of the Company, all representations and warranties made by EFH and EFIH in the Merger Agreement are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as defined in the Merger Agreement) or similar limitation as set forth therein), except in each case where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, assuming the consummation of the transactions contemplated by the Merger Agreement.

(dd) To the knowledge of the Company, since September 30, 2017, there has not been any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management or consolidated financial position, shareholders’ equity or results of operations of EFH and its subsidiaries (including Oncor), taken as a whole.

(ee) The statements set forth in (i) the Pricing Disclosure Package and the Prospectus, as amended or supplemented (if applicable), under the caption “Summary Information—Recent Developments—Proposed Acquisition of Energy Future Holdings Corp.,” (ii) the Company’s Form 8-K filed with the Commission on August 25, 2017 under the captions “Acquisition of Energy Future Holdings Corp.,” “Agreement and Plan of Merger” and “Plan Support Agreement”, (iii) the Company’s Form 8-K filed with the Commission on August 28, 2017 under the caption “Oncor Letter Agreement,” (iv) the Company’s Form 8-K filed with the Commission on October 6, 2017, including the information under Item 1.01 and Item 8.01, (v) the Company’s Form 8-K filed with the Commission on October 10, 2017, including the information under Item 8.01 and in Exhibit 99.1 thereto, and (vi) the Company’s Form 8-K filed with the Commission on December 15, 2017 describing, among other things, the Stipulation (as defined therein), insofar as they purport to constitute a summary of the terms of the Merger, the

Merger Agreement, the Plan Support Agreement, the Letter Agreement and the Stipulation, are accurate and fair summaries in all material respects.

(ff) To the knowledge of the Company, no event or condition has occurred or exists that has terminated or would permit termination of the Merger Agreement and no change in the terms of the Merger, the Merger Agreement, the Plan Support Agreement or the Letter Agreement has occurred which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, assuming the consummation of the transactions contemplated by the Merger Agreement.

2. Agreements to Sell and Purchase:

(a) On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, the number of Firm Shares set forth in Schedule I hereto opposite such Underwriter’s name, at a purchase price of $98.200 per share (the “Purchase Price”).

(b) On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, up to 2,250,000 Option Shares at the Purchase Price less an amount per share equal to any dividends or distributions declared, paid or payable by the Company on the Firm Shares but not payable on the Option Shares (the “Option Purchase Price”). The Underwriters may exercise the option to purchase Option Shares at any time in whole, or from time to time in part, by giving written notice (an “exercise notice”) to the Company not later than 30 days after the date of the Prospectus Supplement. Any such exercise notice shall specify the number of Option Shares to be purchased by the Underwriters and the date on which such Option Shares are to be purchased. Each purchase date of Option Shares must be at least two business days after the exercise notice is sent to the Company and may not be earlier than the closing date for the Firm Shares nor later than ten business days after the date of such exercise notice. Following delivery of an exercise notice, on each day, if any, that Option Shares are to be purchased (each an “Option Time of Delivery”), each Underwriter agrees, severally and not jointly, to purchase the number of Option Shares (subject to such adjustments to eliminate fractional shares as the Representatives may determine) that bears the same proportion to the total number of Option Shares to be purchased at such Option Time of Delivery as the number of Firm Shares set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Shares.

3. Payment of the Purchase Price for, and delivery of certificates for, the Firm Shares shall be made at the office of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 or at such other place as shall be agreed upon by the Representatives and the Company, at 10:00 a.m. (New York City time), on January 9, 2018, or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called the “Time of Delivery”). Payment shall be made to the Company, in the case of the Firm Shares, by wire transfer of Federal (same day) funds to the account specified by the Company to the

Representatives at least forty-eight hours in advance against delivery to the Representatives for the respective accounts of the Underwriters of certificates (or book-entry credits) for the Firm Shares to be purchased by them. Payment shall be made to the Company for any Option Shares, by wire transfer of Federal (same day) funds to the account specified by the Company to the Representatives at least forty-eight hours in advance against delivery to the Representatives for the respective accounts of the Underwriters of certificates (or book-entry credits) for the Option Shares to be purchased by them. Certificates (or book-entry credits) for the Shares shall be registered in such names and in such denominations as the Representatives may request upon at least forty-eight hours prior notice to the Company. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Shares which it has agreed to purchase. Morgan Stanley & Co. LLC, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Shares to be purchased by any Underwriter whose check has not been received by the Time of Delivery or Option Time of Delivery, as applicable, but such payment shall not release such Underwriter from its obligations hereunder. The certificates (if any) for the Shares will be made available for examination and packaging by the Representatives not later than 10:00 a.m. (New York City time), on the last business day prior to the Time of Delivery or Option Time of Delivery, as applicable, in New York, New York.

4. The Company agrees with each of the Underwriters:

(a) To prepare the Prospectus, as amended or supplemented, in a form approved by the Representatives and to file such Prospectus pursuant to Rule 424(b) under the Act not later than the Commission’s close of business on the second business day following the date hereof or, if applicable, such earlier time as may be required by Rule 424(b); to make no further amendment or any supplement to the Registration Statement or Prospectus, as amended or supplemented, after the date hereof and on or prior to the Relevant Date (as defined below) which shall be reasonably disapproved by the Representatives promptly after reasonable notice thereof; to advise the Representatives promptly of any such amendment or supplement after the Relevant Date and furnish the Representatives with copies thereof; to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required in connection with the offering or sale of the Shares, and during such same period to advise the Representatives, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed with the Commission, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Shares, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any examination pursuant to Section 8(e) of the Act concerning the Registration Statement, or of the Company becoming the subject of a proceeding under Section 8A of the Act in connection with the offering of the Shares, or of any request by the Commission for the amending or supplementing of the Registration Statement or Prospectus or for additional information; and, in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any prospectus relating to the Shares or suspending any such qualification, to promptly use reasonable best efforts to obtain the withdrawal of such order. As used herein, the term “Relevant Date” means the 30th day after the date of the Prospectus Supplement unless, on or prior to such 30th day, the Underwriters shall have given an exercise notice to the Company as contemplated by Section 2(b) hereof specifying an Option Time of Delivery that is after such 30th day, in which case the “Relevant Date” shall be such Option Time of Delivery; provided, that, notwithstanding the foregoing, if the Underwriters shall have purchased all of the Option Shares prior to the 30th day after the date of the Prospectus, then the term “Relevant Date” shall be the last date on which the Underwriters shall have purchased Option Shares.

(b) To prepare a final term sheet or sheets, as the case may be (in either such case, the “Final Term Sheet”) reflecting the final terms of the Shares and the offering thereof, in the form of Schedule III hereto (and containing such other information as the Company and the Representatives may agree), and file such Final Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 prior to the close of business two business days after the date hereof; provided that the Company shall furnish the Representatives with copies of such Final Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Representatives or counsel to the Underwriters shall reasonably object;

(c) If at any time after the date hereof any events shall have occurred as a result of which any Issuer Free Writing Prospectus, as then amended or supplemented, would conflict with the information in the Registration Statement, the Preliminary Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement any Issuer Free Writing Prospectus, to notify the Representatives and, upon their request, to file such document and to prepare and furnish without charge to each Underwriter as many copies as the Representatives may from time to time reasonably request of an amended or supplemented Issuer Free Writing Prospectus that will correct such conflict, statement or omission or effect such compliance;

(d) Promptly from time to time to take such action as the Representatives may reasonably request to qualify the Shares for offering and sale under the securities laws of such domestic jurisdictions and (with the prior consent of the Company) foreign jurisdictions as the Representatives may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Shares, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(e) Prior to 10:00 a.m., New York City time, on the second business day succeeding the date hereof, or such later time or date as agreed to by the Company and the Representatives, and from time to time, to furnish the Underwriters with copies of the Prospectus in New York City, as amended or supplemented, in such quantities as the Representatives may reasonably request, and, if the delivery of a prospectus is required at any time in connection with the offering or sale of the Shares and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Act or the Exchange Act, to notify the Representatives and upon their request to file such document and to prepare and furnish without charge to each Underwriter and to any securities dealer participating in the offering of the Shares as many copies as the Representatives may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance;

(f) To make generally available to its securityholders as soon as practicable, but in any event not later than fifteen months after the date hereof, an earnings statement of the Company and its consolidated subsidiaries (which need not be audited) complying with Section 11(a) of the Act and the Rules and Regulations (including, at the option of the Company, Rule 158);

(g) Without the prior written consent of each of the Representatives, with the authorization to release this lock-up on behalf of the Underwriters, the Company will not, during the period from and including the date hereof through and including the 90th day after the date hereof (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Mandatory Convertible Preferred Stock or Common Stock or any securities convertible into or exercisable or exchangeable for Mandatory Convertible Preferred Stock or Common Stock (“Convertible Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Mandatory Convertible Preferred Stock, Common Stock or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Mandatory Convertible Preferred Stock or Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Mandatory Convertible Preferred Stock or Common Stock or Convertible Securities. The foregoing sentence shall not apply to (a) the Shares to be sold hereunder, (b) the issuance by the Company of Common Stock in the Common Stock Offering and the issuance, if any, of Common Stock upon the conversion or redemption of the Mandatory Convertible Preferred Stock, or the issuance by the Company of Common Stock paid as a dividend on the Mandatory Convertible Preferred Stock, (c) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of or exchange for a Convertible Security outstanding on the date hereof, (d) the issuance by the Company of Common Stock or Mandatory Convertible Preferred Stock or Convertible Securities in connection with any bona fide merger, acquisition, business combination or other strategic or commercial relationship, to a third party or a group of third parties, provided that (i) the aggregate number of shares of Common Stock (including for purposes of such calculation the shares of Common Stock issuable on conversion, exercise, exchange or redemption of any such Convertible Securities) that the Company may sell or issue or agree to sell pursuant to this clause (d) shall not exceed 5% of the total number of shares of Common Stock of the Company outstanding immediately following the Time of Delivery, and (ii) such party or parties agree (or have already agreed as of the date hereof) in writing to restrictions substantially similar to those described in clauses (1) and (2) above, the term of which restrictions shall not expire prior to the end of the Lock-Up Period referred to in this paragraph, (e) the issuance by the Company of any shares of Common Stock or options to purchase Common Stock or units or phantom shares convertible, exchangeable or exercisable for Common Stock currently outstanding or hereafter granted or issued pursuant to benefit plans, long-term incentive plans, savings (e.g. 401(k)) plans and other compensation plans of the Company or any of its subsidiaries to which employees and/or directors of the Company or its subsidiaries participate and which are referred to in the Pricing Disclosure Package and the Prospectus or the documents filed with the Commission prior to the date hereof that are incorporated by reference therein, or the filing of a registration statement or a post-effective amendment thereto relating to any such plan, (f) the issuance by the Company of any shares of Common Stock or options to purchase Common Stock or units or phantom shares convertible, exchangeable or exercisable for Common Stock currently outstanding or hereafter granted or issued pursuant to dividend reinvestment or direct stock purchase plans and which are referred to in the Pricing Disclosure Package and the Prospectus or the documents filed with the Commission prior to the date hereof that are incorporated by reference therein, or the filing of a registration statement or a post-effective amendment thereto relating to any such plan, or (g) transactions under or pursuant to the Forward Sale Agreements (as defined in the Common Stock Underwriting Agreement), including the transfer of Common Stock to the Forward Purchaser (as defined in the Common Stock Underwriting Agreement) in connection therewith.

(h) Immediately following the execution of this Agreement, the Company will prepare a prospectus supplement, dated the date hereof (the “Prospectus Supplement”), containing the terms of the Shares, the plan of distribution thereof and such other information as may be required by the Act or the Rules and Regulations or as the Representatives and the Company deem appropriate, and will file or transmit for filing with the Commission in accordance with Rule 424(b) of the Rules and Regulations copies of the Prospectus (including such Prospectus Supplement);

(i) To apply the net proceeds from the sale of the Shares as set forth in the Prospectus; and

(j) The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission; provided, however, that the prior written consent of the Representatives and the Company shall be deemed to have been given in respect of the Final Term Sheet and any other Issuer Free Writing Prospectuses included in Schedule II hereto; and provided further, however, that prior to the preparation of the Final Term Sheet in accordance with Section 4(b), the Underwriters are authorized to use the information with respect to the final terms of the Shares in communications conveying information relating to the offering to investors. Any such free writing prospectus consented to by the Company and the Representatives or otherwise permitted by the immediately preceding sentence is hereinafter referred to as a “Permitted Free Writing Prospectus.” For purposes of clarity, it is understood and agreed that the term Issuer Free Writing Prospectus, as used in this Agreement, includes all Permitted Free Writing Prospectuses.

(k) To use its reasonable best efforts to list and maintain the listing of the Shares and a number of Conversion Shares equal to the Maximum Number of Conversion Shares on the NYSE.

(l) To reserve and keep available at all times, free of preemptive or similar rights, a number of Conversion Shares equal to at least the Initial Reserved Shares.

(m) During the period from and including the date hereof through and including the earlier of (a) the purchase by the Underwriters of all of the Option Shares and (b) the expiration of the Underwriters’ option to purchase Option Shares, not to do or authorize or cause any act or thing that would result in an adjustment of the conversion rate of the Mandatory Convertible Preferred Stock.

5. The Company covenants and agrees with the several Underwriters that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Shares under the Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, the Preliminary Prospectus, any Permitted Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) the cost of printing or producing any Agreement among Underwriters, this Agreement, any Blue Sky and Legal Investment Memoranda, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Shares; (iii) all expenses in connection with the qualification of the Shares and the Conversion Shares for offering and sale under state securities laws as provided in Section 4(d) hereof, including the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky and Legal Investment Memoranda; (iv) any filing fees incident to, and the reasonable fees and disbursements of counsel for the Underwriters in connection with, any required review by The Financial Industry Regulatory Authority, Inc. of the terms of the sale of the Shares (up to a maximum aggregate amount of $5,000); (v) the cost of preparing the certificates representing the Shares and the Conversion Shares, if any; (vi) any fees and expenses in connection with listing the Shares and the Conversion Shares and the cost of registering the Shares under Section 12 of the Exchange Act including the preparation of a registration statement on Form 8-A; (vii) the costs and charges of any transfer agent, registrar or depositary; (viii) the preparation and filing of the Certificate of Determination with the Secretary of State of the State of California; and (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 7 and 10 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Shares by them, and any advertising expenses connected with any offers they may make.

6. The obligations of the Underwriters shall be subject, in the discretion of the Representatives, to the condition that all representations and warranties and other statements of the Company in or incorporated by reference in this Agreement are, at and as of the Time of Delivery and each Option Time of Delivery, as applicable, true and correct, the condition that the

Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a) The Prospectus, as amended or supplemented, shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing (without reliance on Rule 424(b)(8) of the Rules and Regulations and in accordance with Section 4(a) hereof); no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and all requests for additional information from the Commission shall have been complied with to the Representatives’ reasonable satisfaction.

(b) Counsel for the Underwriters shall have furnished to the Representatives such written opinion or opinions, dated the Time of Delivery or the relevant Option Time of Delivery, as applicable, with respect to the Registration Statement and the Prospectus, as amended or supplemented, as well as such other related matters as the Representatives may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(c) The Company’s general counsel, or any associate or assistant general counsel of the Company, shall have furnished to the Representatives a written opinion, dated the Time of Delivery or the relevant Option Time of Delivery, as applicable, in the form previously agreed and satisfactory to the Representatives.

(d) Latham & Watkins LLP shall have furnished to the Representatives their written opinion or opinions and negative assurances letter, dated the Time of Delivery or the relevant Option Time of Delivery, as applicable, in the forms previously agreed and satisfactory to the Representatives.

(e) On the date hereof at a time prior to the execution of this Agreement, Deloitte & Touche LLP shall have furnished to the Representatives a letter with respect to the Company, dated the date hereof, in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters, and at the Time of Delivery, Deloitte & Touche LLP shall have furnished to the Representatives a letter dated the Time of Delivery or the relevant Option Time of Delivery, as applicable, reaffirming the statements made in their letter dated the date hereof, except that the specified date referred to in such letter delivered on the Time of Delivery or the relevant Option Time of Delivery, as applicable, shall be a date not more than three days prior to the Time of Delivery or the relevant Option Time of Delivery, as applicable, and with respect to such letter dated the Time of Delivery or the relevant Option Time of Delivery, as applicable, as to such other matters as the Representatives may reasonably request and in form and substance satisfactory to the Representatives.

(f) On the date hereof at a time prior to the execution of this Agreement, Deloitte & Touche LLP shall have furnished to the Representatives a letter with respect to EFH, dated the date hereof, in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters, and at the Time of Delivery, Deloitte & Touche LLP shall have furnished to the

Representatives a letter dated the Time of Delivery or the relevant Option Time of Delivery, as applicable, reaffirming the statements made in their letter dated the date hereof, except that the specified date referred to in such letter delivered on the Time of Delivery or the relevant Option Time of Delivery, as applicable, shall be a date not more than three days prior to the Time of Delivery or the relevant Option Time of Delivery, as applicable, and with respect to such letter dated the Time of Delivery or the relevant Option Time of Delivery, as applicable, as to such other matters as the Representatives may reasonably request and in form and substance satisfactory to the Representatives.

(g) On the date hereof at a time prior to the execution of this Agreement, Deloitte & Touche LLP shall have furnished to the Representatives a letter with respect to Oncor Holdings, dated the date hereof, in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters, and at the Time of Delivery, Deloitte & Touche LLP shall have furnished to the Representatives a letter dated the Time of Delivery or the relevant Option Time of Delivery, as applicable, reaffirming the statements made in their letter dated the date hereof, except that the specified date referred to in such letter delivered on the Time of Delivery or the relevant Option Time of Delivery, as applicable, shall be a date not more than three days prior to the Time of Delivery or the relevant Option Time of Delivery, as applicable, and with respect to such letter dated the Time of Delivery or the relevant Option Time of Delivery, as applicable, as to such other matters as the Representatives may reasonably request and in form and substance satisfactory to the Representatives.

(h) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between the Representatives and the officers and directors of the Company listed on Exhibit B hereto relating to sales and certain other dispositions of shares of Mandatory Convertible Preferred Stock or Common Stock or certain other securities, delivered to the Representatives on or before the date hereof, shall be in full force and effect at the Time of Delivery and the relevant Option Time of Delivery, as applicable.

(i) The Certificate of Determination shall have been filed with the Secretary of State of the State of California and become effective and the Company shall have delivered evidence of such filing and effectiveness to the Representatives in form and substance satisfactory to the Representatives.

(j) The Company shall have filed the requisite listing application with the NYSE for the listing of the Shares and a number of Conversion Shares equal to the Maximum Number of Conversion Shares on the NYSE.

(k) The Company and its subsidiaries, taken as a whole, shall have not sustained since the date of the latest audited financial statements included or incorporated by reference in the Prospectus, as amended prior to the date hereof, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Disclosure Package and the Prospectus, as amended prior to the date hereof, and (ii) since the respective dates as of which information is given in the Pricing Disclosure Package and the Prospectus, as amended prior to the date hereof, there shall not have been any material change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management or consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, in each case otherwise than as set forth or contemplated in the Pricing Disclosure Package and the Prospectus, as amended prior to the date hereof, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representatives so material and adverse to the Company and its subsidiaries, taken as a whole, as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares on the terms and in the manner contemplated in the Pricing Disclosure Package and the Prospectus as first amended or supplemented.

(l) At or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded any of the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Section 3(a)(62) under the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities, in each case described in clause (i) or (ii) other than such a downgrade or announcement as set forth or contemplated in the Pricing Disclosure Package and the Prospectus in the fifth, sixth and seventh paragraphs under the caption “Summary Information-Recent Developments-Proposed Acquisition of Energy Future Holdings Corp—Closing Conditions to Merger.”

(m) On or after the date hereof there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the NYSE or the NASDAQ Global Market; (ii) a suspension or material limitation in trading in the Company’s securities on the NYSE; (iii) a general moratorium on commercial banking activities declared by either Federal or New York or California State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, if the effect of any such event specified in this clause (iv) in the judgment of the Representatives (A) is material and adverse and (B) makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares on the terms and in the manner contemplated in the Pricing Disclosure Package and the Prospectus as first amended or supplemented.

(n) The Company shall have complied with the provisions of Section 4(e) hereof with respect to the furnishing of prospectuses on the second business day succeeding the date hereof.

(o) The Company shall have furnished or caused to be furnished to the Representatives at the Time of Delivery and each Option Time of Delivery, as applicable, a certificate of officers of the Company satisfactory to the Representatives as to the accuracy of the representations and warranties of the Company herein at and as of the Time of Delivery or the relevant Option Time of Delivery, as applicable, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to the Time of Delivery or the relevant Option Time of Delivery, as applicable, as to the matters set forth in subsections (a) and (k) of this Section and as to such other matters as the Representatives may reasonably request.

7. (a) The Company will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, the Registration Statement, any Issuer Free Writing Prospectus, the Prospectus or any other prospectus relating to the Shares, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Prospectus, the Registration Statement, any Issuer Free Writing Prospectus, the Prospectus or any other prospectus relating to the Shares or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein.

(b) Each Underwriter, severally and not jointly, will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, the Registration Statement, any Issuer Free Writing Prospectus, the Prospectus or any other prospectus relating to the Shares, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Preliminary Prospectus, the Registration Statement, any Issuer Free Writing Prospectus, the Prospectus or any other prospectus relating to the Shares, or any such amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information consists of the following: the information in the fourth paragraph of text under the caption “Underwriting” in the Preliminary Prospectus and the Prospectus concerning the terms of the offering by the Underwriters, and the information in the three paragraphs of text (solely with respect to the statements attributable to the Underwriters) under the subcaption “Price Stabilization and Short Positions” under the caption “Underwriting” in the Preliminary Prospectus and the Prospectus, insofar as such information relates to stabilization, penalty bids, overallotment, short positions and purchases to cover short positions by the Underwriters; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under such subsection to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Representatives shall have the right to employ counsel to represent jointly the Underwriters and their respective directors, officers, employees, agents and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Underwriters against the Company under this Section 7 if the Representatives shall have reasonably concluded that there may be one or more legal defenses available to the Underwriters and their respective directors, officers, employees, agents and controlling persons that are different from or additional to those available to the Company and its officers, directors, employees and controlling persons, and in each case the fees and expenses of a single separate counsel for the Underwriters and their respective directors, officers, employees, agents and controlling persons (in addition to local counsel) shall be paid by the Company. The indemnifying party shall not be liable for any settlement or compromise of, or the consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder effected without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), but, if settled or compromised with the indemnifying party’s consent, or if judgment shall be entered following consent to the entry of such judgment given with the indemnifying party’s consent, or if there shall otherwise be a final judgment for the plaintiff, the indemnifying party agrees to indemnify and hold harmless each indemnified party against any and all losses, claims, damages, liabilities and expenses, joint or several, by reason of such settlement, compromise or judgment, as the case may be. No indemnifying party shall, without the written consent of the indemnified party (which consent shall not be unreasonably withheld), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 7 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand, and the Underwriters on the other, from the offering of the Shares contemplated by this Agreement. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, or if the indemnified party failed to give the notice required under subsection (c) above, then in each case each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Shares contemplated by this Agreement (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Underwriters in this subsection (d) to contribute are several in proportion to their respective underwriting obligations with respect to the Shares and not joint.

(e) The obligations of the Company under this Section 7 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each director, officer, employee and agent of any Underwriter and each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section 7 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each officer, director and employee of the Company and to each person, if any, who controls the Company within the meaning of the Act.

8. (a) If any Underwriter shall default in its obligation to purchase the Shares which it has agreed to purchase under this Agreement at the Time of Delivery or any Option Time of Delivery, as applicable, the Representatives may in their discretion arrange for themselves or another party or other parties to purchase such Shares on the terms contained herein. If within thirty-six hours after such default by any Underwriter the Representatives do not arrange for the purchase of such Shares, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties reasonably satisfactory to the Representatives to purchase such Shares on such terms. In the event that, within the respective prescribed period, the Representatives notify the Company that they have so arranged for the purchase of such Shares, or the Company notifies the Representatives that it has so arranged for the purchase of such Shares, the Representatives or the Company shall have the right to postpone the Time of Delivery or Option Time of Delivery, as applicable, for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which in the opinion of the Representatives may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement.

(b) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by the Representatives and the Company as provided in subsection (a) above, the aggregate number amount of Shares which remains unpurchased does not exceed one-eleventh of the aggregate number of Shares to be purchased on such date, then the Company shall have the right to require each non-defaulting Underwriter to purchase the number of Shares which such Underwriter agreed to purchase on such date under this Agreement and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of Firm Shares which such Underwriter agreed to purchase under this Agreement) of the Shares of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by the Representatives and the Company as provided in subsection (a) above, the number of Shares which remains unpurchased exceeds one-eleventh of the number of Shares to be purchased on such date, as referred to in subsection (b) above, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Shares of a defaulting Underwriter or Underwriters, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, except for the expenses to be borne by the Company and the Underwriters as provided in Section 5 hereof and the indemnity and contribution agreements in Section 7 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

9. The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the Company or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Shares.

10. If this Agreement shall be terminated pursuant to Section 8 hereof, the Company shall not then be under any liability to any Underwriter with respect to the Shares except as provided in Sections 5 and 7 hereof; but, if for any other reason Shares are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Underwriters through the Representatives for all out-of-pocket expenses approved in writing by the Representatives, including fees and disbursements of counsel, reasonably incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Shares, but the Company shall then be under no further liability to any Underwriter with respect to the Shares except as provided in Sections 5 and 7 hereof.

11. In all dealings hereunder, the Representatives of the Underwriters shall act on behalf of each of such Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by such Representatives jointly or by such of the Representatives, if any, as may be designated for such purpose in this Agreement.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, overnight courier or facsimile transmission, if to the Underwriters, to Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department; RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Equity Syndicate; Royal Bank of Canada, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Equity Syndicate; and Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration, with a copy, in the case of any notice pursuant to Section 7(c) hereof, to the Director of Litigation, Office of the General Counsel, Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019; and if to the Company shall be delivered or sent by mail or overnight courier to Sempra Energy, 488 8th Avenue, San Diego, California 92101, Attention: Secretary, with a copy to the General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 7(c) hereof shall be delivered or sent by mail, overnight courier or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ Questionnaire, or email or facsimile transmission constituting such Questionnaire, which address will be supplied to the Company by the Representatives upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

12. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company and, to the extent provided in Sections 7 and 9 hereof, the directors, officers, employees and agents of each Underwriter, the officers, directors and employees of the Company and each person who controls the Company or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Shares from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

13. The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of the Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with the transactions contemplated hereby or the process leading thereto. Additionally, neither the Representatives nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.

14. Time shall be of the essence of this Agreement. As used herein, “business day” shall mean, unless otherwise expressly stated, any day when the Commission’s office in Washington, D.C. is open for business.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

(Signature Page Follows)

If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and for each of the Representatives plus one for each counsel counterparts hereof.

Very truly yours,

Sempra Energy

By:	/s/ Kathryn J. Collier
	Name:	Kathryn J. Collier
	Title:	Vice President and Treasurer

[Signature Page to Underwriting Agreement—January 2018 Offering]

Accepted as of the date hereof:

Morgan Stanley & Co. LLC

By:	/s/ James Watts
	Name:	James Watts
	Title:	Vice President

RBC Capital Markets, LLC

By:	/s/ Michael Davis
	Name:	Michael Davis
	Title:	Managing Director

Barclays Capital Inc.

By:	/s/ Robert Stowe
	Name:	Robert Stowe
	Title:	Managing Director

On behalf of each of the Underwriters

[Signature Page to Underwriting Agreement—January 2018 Equity Offering]

SCHEDULE I

Underwriters	Number of Firm Shares to be Purchased
Morgan Stanley & Co. LLC	6,096,775
RBC Capital Markets, LLC	6,096,775
Barclays Capital Inc.	2,432,258
BBVA Securities Inc.	93,548
HSBC Securities (USA) Inc.	93,548
Santander Investment Securities Inc.	93,548
SG Americas Securities, LLC	93,548

Total	15,000,000

Schedule I-1

SCHEDULE II

Free Writing Prospectus dated January 4, 2018

Schedule II-1

SCHEDULE III

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-220257

Sempra Energy

Pricing Term Sheet

January 4, 2018

Concurrent Offerings of

23,364,486 Shares of Common Stock

(the “Common Stock Offering”)

and

15,000,000 Shares of 6% Mandatory Convertible Preferred Stock, Series A

(the “Mandatory Convertible Preferred Stock Offering”)

This pricing term sheet relates only to the securities described below and should be read together with (i) Sempra Energy’s preliminary prospectus supplement dated January 2, 2018 relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”), the accompanying prospectus dated January 2, 2018 and the documents incorporated and deemed to be incorporated by reference therein (in the case of investors purchasing in the Common Stock Offering) and (ii) the preliminary prospectus supplement dated January 2, 2018 relating to the Mandatory Convertible Preferred Stock Offering (the “Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement” and, together with the Common Stock Preliminary Prospectus Supplement, the “Preliminary Prospectus Supplements”), the accompanying prospectus dated January 2, 2018 and the documents incorporated and deemed to be incorporated by reference therein (in the case of investors purchasing in the Mandatory Convertible Preferred Stock Offering). Neither the Common Stock Offering nor the Mandatory Convertible Preferred Stock Offering is contingent on the completion of the other offering. Terms used in this pricing term sheet that are not defined herein but that are defined in the Common Stock Preliminary Prospectus Supplement or the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement, as applicable, have the respective meanings given to such terms in such Preliminary Prospectus Supplement.

Issuer:	Sempra Energy

Trade Date:	January 5, 2018

Expected Settlement Date:	January 9, 2018 (T+2)

Common Stock Offering

Shares of Common Stock Offered by Forward Sellers:	23,364,486 shares of common stock, no par value (“Common Stock”), of Sempra Energy

Shares of Common Stock that the Underwriters have the Option to Purchase from Sempra Energy:	Up to 3,504,672 shares of Common Stock that the underwriters for the Common Stock Offering have the option to purchase from Sempra Energy, solely to cover over-allotments, if any.

Symbol / Exchange:	SRE / NYSE

Last Reported Sale Price of Common Stock on the NYSE on January 4, 2018:	$107.42 per share

Schedule III-1

Public Offering Price:	$107.00 per share

Forward Sale Agreements:	Sempra Energy will agree to sell an aggregate of 23,364,486 shares (subject to adjustment) of Common Stock to the forward purchasers pursuant to forward sale agreements between Sempra Energy and the respective forward purchasers. See the Common Stock Preliminary Prospectus Supplement for additional information concerning the forward sale agreements, including provisions for adjustment to the foregoing number of shares and the forward sale price and for net share settlement and cash settlement.

Initial Forward Sale Price:	$105.074 per share, which is the public offering price of the shares of Common Stock in the Common Stock Offering less the underwriting discount. The forward sale agreements provide that the initial forward sale price will be subject to adjustment based on a floating interest rate factor equal to the overnight bank funding rate less a spread, and will be subject to decrease on each of certain dates specified in the forward sale agreements.

Net Proceeds:	Sempra Energy will not initially receive any proceeds from the sale of shares of its Common Stock offered in the Common Stock Offering, unless (i) an event occurs that requires it to sell such shares to the underwriters in lieu of the forward sellers selling such shares to the underwriters, or (ii) the underwriters exercise their over-allotment option to purchase additional shares of its Common Stock, in which case Sempra Energy will sell all of the additional shares of its Common Stock covered by such option to the underwriters rather than requiring the forward sellers to borrow and sell such additional shares to the underwriters.

Sempra Energy estimates that the net proceeds to it from the sale of shares of its Common Stock in connection with the Common Stock Offering and pursuant to the forward sale agreements will be approximately $2.455 billion (or approximately $2.823 billion if the underwriters exercise their over-allotment option to purchase additional shares of its Common Stock directly from it in full), in each case after deducting discounts but before deducting expenses payable by it, subject to certain adjustments pursuant to the forward sale agreements and assuming full physical settlement of the forward sale agreements at the initial forward sale price per share set forth above. As discussed above and in the Common Stock Preliminary Prospectus Supplement, the forward sale price is subject to adjustment pursuant to the forward sale agreements and Sempra Energy may elect net share settlement or cash settlement under the forward sale agreements. Sempra Energy will not receive any proceeds under the forward sale agreements on the closing date of the Common Stock Offering. Sempra Energy expects that the forward sale agreements will settle in multiple settlements on or prior to December 15, 2019.

CUSIP / ISIN:	816851109 / US8168511090

Joint Book-Running Managers:	Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Barclays Capital Inc.

Co-Managers:	BBVA Securities Inc.
HSBC Securities (USA) Inc.

Schedule III-2

Santander Investment Securities Inc.
SG Americas Securities, LLC

Mandatory Convertible Preferred Stock Offering

Title of Securities:	6% Mandatory Convertible Preferred Stock, Series A, of Sempra Energy (the “Mandatory Convertible Preferred Stock”)

Shares of Mandatory Convertible Preferred Stock Offered by Sempra Energy:	15,000,000 shares

Shares of Mandatory Convertible Preferred Stock that the Underwriters Have the Option to Purchase from Sempra Energy:	Up to an additional 2,250,000 shares that the underwriters for the Mandatory Convertible Preferred Stock Offering have the option to purchase, solely to cover over-allotments, if any.

Public Offering Price:	$100.00 per share

Net Proceeds:	Sempra Energy estimates that the net proceeds to it from the Mandatory Convertible Preferred Stock Offering after deducting the underwriting discount but before deducting estimated offering expenses payable by it, will be $1.473 billion (or approximately $1.694 billion if the underwriters for the Mandatory Convertible Preferred Stock Offering exercise their over-allotment option to purchase additional shares of Mandatory Convertible Preferred Stock in full).

Liquidation Preference:	$100.00 per share

Dividends:	6% of the liquidation preference of $100.00 per share of the Mandatory Convertible Preferred Stock per year (equivalent to $6.00 per annum per share), when, as and if declared by Sempra Energy’s board of directors or an authorized committee thereof, payable in cash or, subject to certain limitations, by delivery of shares of Sempra Energy’s Common Stock or any combination of cash and shares of Common Stock, as determined by Sempra Energy in its sole discretion. The expected dividend payable on the first dividend payment date is $1.60 per share of the Mandatory Convertible Preferred Stock. Each subsequent dividend for a full dividend period is expected to be $1.50 per share of the Mandatory Convertible Preferred Stock.

If Sempra Energy elects to make any such payment of a declared dividend, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose at the average VWAP per share of Common Stock over the five consecutive trading day period beginning on and including the sixth scheduled trading day prior to the applicable dividend payment date (the “average price”), multiplied by 97%. In no event will the number of shares of Common Stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by the floor price. To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of Sempra Energy’s

Schedule III-3

Common Stock delivered in connection with such dividend and (y) 97% of the average price applicable to such dividend, Sempra Energy will, if it is legally able to do so, pay such excess amount in cash.

Floor Price:	$37.45, subject to adjustment as described in the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement.

Dividend Payment Dates:	January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2018 and to, and including, January 15, 2021.

Dividend Record Dates:	The January 1, April 1, July 1 and October 1 immediately preceding the next dividend payment date.

Acquisition Termination
Redemption:	If the proposed Merger has not closed on or before 5:00 p.m. (New York City time) on December 1, 2018 or if an Acquisition Termination Event occurs, Sempra Energy may, at its option, give notice of acquisition termination redemption to the holders of the Mandatory Convertible Preferred Stock. If Sempra Energy provides such notice, then, on the acquisition termination redemption date, Sempra Energy will be required to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, at a redemption amount per share of Mandatory Convertible Preferred Stock equal to the acquisition termination make-whole amount described in the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement. If Sempra Energy calls the Mandatory Convertible Preferred Stock for redemption, it will pay a redemption price equal to the acquisition termination make-whole amount in cash. However, if the acquisition termination share price exceeds the initial price, then, subject to certain limitations, Sempra Energy may pay part or all of the redemption price in shares of its Common Stock as described in the in the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement.

Initial Price:	$107.00, which equals the per share public offering price of the Common Stock in the Common Stock Offering.

Threshold Appreciation Price:	$131.075, which represents an appreciation of 22.5% over the initial price.

Mandatory Conversion Date:	The second business day immediately following the last trading day of the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding January 15, 2021. The mandatory conversion date is expected to be January 15, 2021.

Conversion Rate:	Upon conversion on the mandatory conversion date, the conversion rate for each share of the Mandatory Convertible Preferred Stock will be not more than 0.9345 shares of Common Stock (the “maximum conversion rate”) and not less than 0.7629 shares of Common Stock (the “minimum conversion rate”), depending on the applicable market value of the Common Stock, as described in, and subject to certain anti-dilution adjustments that are described in, the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement. The following table illustrates the conversion rate per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments that are described in the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement.

Schedule III-4

	Applicable Market Value of the Common Stock	Conversion rate (number of shares of Common Stock to be received upon conversion of each share of the Mandatory Convertible Preferred Stock)

	Greater than $131.075 (which is the threshold appreciation price)	0.7629 shares (approximately equal to $100.00 divided by the threshold appreciation price)

	Equal to or less than $131.075 but greater than or equal to $107.00	Between 0.7629 and 0.9345 shares, determined by dividing $100.00 by the applicable market value of the Common Stock

	Less than $107.00 (which is the initial price)	0.9345 shares (approximately equal to $100.00 divided by the initial price)

Conversion at the Option of the Holder:	At any time prior to the mandatory conversion date, other than during a fundamental change conversion period (as defined below), holders of the Mandatory Convertible Preferred Stock have the right to elect to convert their shares of the Mandatory Convertible Preferred Stock in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into shares of Common Stock at the minimum conversion rate of 0.7629 shares of Common Stock per share of the Mandatory Convertible Preferred Stock as described in the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement. This minimum conversion rate is subject to certain anti-dilution adjustments as described in the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement.

Conversion at the Option of the Holder Upon a Fundamental Change; Fundamental Change Dividend Make-Whole Amount:	If a fundamental change occurs on or prior to January 15, 2021, holders of the Mandatory Convertible Preferred Stock will have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into shares of Common Stock at the fundamental change conversion rate (as defined below) during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (the “effective date”) and ending on the date that is 20 calendar days after such effective date (or, if earlier, January 15, 2021). The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price (the “share price”) paid or deemed paid per share of Common Stock in such fundamental change (see table below). Holders who convert their Mandatory Convertible Preferred Stock within the fundamental change conversion period will also receive: (1) a “fundamental change dividend make-whole amount,” in cash or in shares of Common Stock or any combination thereof, equal to the present value (computed using a discount rate of 6% per annum) of all remaining dividend payments on their shares of the Mandatory Convertible Preferred Stock (excluding any accumulated dividend amount) from such effective date to, but excluding, January 15, 2021; and (2) to the extent that the accumulated dividend amount exists as of the effective date, such accumulated dividend amount, in cash or in shares of Common Stock or any combination thereof, as described in the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement.

Schedule III-5

Fundamental Change Conversion Rate:	The “fundamental change conversion rate” will be determined by reference to the table below and is based on the effective date and the share price. If the holders of Common Stock receive only cash in the fundamental change, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average VWAP per share of Common Stock over the 10 consecutive trading day period ending on, and including, the trading day preceding the effective date.

The share prices set forth in the first row of the table (i.e., the column headers), and each fundamental change conversion rate in the table, will be adjusted as of any date on which the fixed conversion rates of the Mandatory Convertible Preferred Stock are adjusted, as described in the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement.

The following table sets forth the fundamental change conversion rate per share of the Mandatory Convertible Preferred Stock for each share price and effective date set forth below.

	Share Price
Effective Date	$30.00	$60.00	$80.00	$107.00	$115.00	$125.00	$131.075	$150.00	$175.00	$200.00	$300.00	$400.00
January 9, 2018	0.8451	0.8359	0.8181	0.7796	0.7663	0.7501	0.7413	0.7216	0.7111	0.7093	0.7143	0.7311
January 15, 2019	0.8742	0.8685	0.8553	0.8124	0.7949	0.7732	0.7612	0.7367	0.7316	0.7326	0.7387	0.7581
January 15, 2020	0.9041	0.9036	0.8982	0.8533	0.8277	0.7949	0.7783	0.7541	0.7548	0.7574	0.7638	0.7858
January 15, 2021	0.9345	0.9345	0.9345	0.9345	0.8695	0.8000	0.7629	0.7629	0.7629	0.7629	0.7629	0.7629

The exact share price and effective date may not be set forth in the table, in which case:

•	if the share price is between two share price amounts on the table or the effective date is between two dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365- or 366-day year, as applicable;

•	if the share price is in excess of $400.00 per share (subject to adjustment as described in the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement), then the fundamental change conversion rate will be the minimum conversion rate; and

•	if the share price is less than $30.00 per share (subject to adjustment as described in the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement), then the fundamental change conversion rate will be the maximum conversion rate.

Listing:	Sempra Energy intends to apply to have the Mandatory Convertible Preferred Stock listed on The New York Stock Exchange under the symbol “SREPRA.”

CUSIP / ISIN:	816851 406 / US8168514060

Joint Book-Running Managers:	Morgan Stanley & Co. LLC RBC Capital Markets, LLC Barclays Capital Inc.

Schedule III-6

Co-Managers:	BBVA Securities Inc. HSBC Securities (USA) Inc. Santander Investment Securities Inc. SG Americas Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplements referred to above and other documents the issuer has filed with the SEC for more complete information about the issuer and the applicable offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the applicable offering will arrange to send you the prospectus and the applicable preliminary prospectus supplement if you request it by calling Morgan Stanley & Co. LLC toll-free at (866) 718-1649, by calling RBC Capital Markets, LLC toll-free at (877) 822-4098, or by calling Barclays Capital Inc. at (888) 603-5847.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

Schedule III-7

Exhibit A

Form of Lock-up Letter

                    , 2018

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, New York 10281

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC, RBC Capital Markets LLC and Barclays Capital Inc. (collectively, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Sempra Energy (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named therein, including the Representatives (collectively, the “Underwriters”), of shares (the “Shares”) of the Mandatory Convertible Preferred Stock, Series A, no par value, of the Company (the “Mandatory Convertible Preferred Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period (the “Lock-Up Period”) commencing on and including the date hereof through and including the date that is 90 days after the date of the final prospectus supplement relating to the Public Offering (the “Prospectus”, and the date of such Prospectus, the “Public Offering Date”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, no par value, of the Company (the “Common Stock”) beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so beneficially owned that are convertible into or exercisable or exchangeable for Common Stock (“Convertible Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

Exhibit A-1

(a) transfers of shares of Common Stock or any Convertible Securities as a bona fide gift, provided that (i) each donee shall sign and deliver to the Representatives a lock-up letter substantially in the form of this letter (provided that (i) if the undersigned transfers shares of Common Stock and Convertible Securities which, in the aggregate, represent no more than 5,000 common share equivalents (determined as provided below) to donees who are bona fide charities, no such bona fide charities shall be required to deliver such lock-up letters to the Representatives, but (ii) if the undersigned transfers shares of Common Stock and Convertible Securities which, in the aggregate, represent more than 5,000 common share equivalents (determined as provided below) to donees who are bona fide charities, then all such charities must deliver such lock-up letters to the Representatives), and (ii) no filing under Section 16(a) of the Exchange Act, or other public announcement, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Lock-Up Period, other than a filing on Form 5 after February 10, 2018 and except that a Form 4 filing permitted by clause (d) below may also reflect a reduction in beneficial ownership resulting from a bona fide gift made in accordance with this clause (a) so long as such Form 4 expressly states that such reduction is the result of a bona fide gift. For purposes of this letter, (1) each share of Common Stock shall be deemed to represent one common share equivalent and (2) a Convertible Security shall be deemed to represent a number of common share equivalents equal to the number of shares of Common Stock issuable on conversion, exercise, redemption or exchange, as the case may be, of such Convertible Security,

(b) transfers of shares of Common Stock or Convertible Securities either during the undersigned’s lifetime or on death (i) by will or intestacy, (ii) to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family, or (iii) by operation of law, including domestic relations order, provided that each such transferee shall sign and deliver to the Representatives a lock-up letter substantially in the form of this letter. For purposes of this letter, “immediate family” means any relationship by blood, marriage, domestic partnership or adoption, no more remote than a first cousin,

(c) transfers of shares of Common Stock or Convertible Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by the Company’s board of directors and made to all holders of the Company’s securities involving a “change of control” of the Company, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such shares of Common Stock and Convertible Securities held by the undersigned shall remain subject to the provisions of this letter. For purposes of this letter, “change of control” means the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, or any of its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of the total voting power of the outstanding voting stock of the Company,

(d) the forfeiture, cancellation, withholding, surrender or delivery of shares of Common Stock to the Company to satisfy any income, employment and/or social security tax withholding and/or remittance obligations in connection with the vesting during the Lock-Up Period of any restricted stock unit, restricted shares, performance share unit or phantom shares;

Exhibit A-2

provided that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such forfeiture, cancellation, withholding, surrender or delivery, other than a filing on Form 4,

(e) distributions of shares of Common Stock or any Convertible Securities to limited partners, members or stockholders of the undersigned, provided that each distributee shall sign and deliver to the Representatives a lock-up letter substantially in the form of this letter,

(f) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the Lock-Up Period and no public announcement or filing under the Exchange Act or otherwise regarding the establishment of such plan shall be required or shall be voluntarily made by or on behalf of the undersigned or the Company; or

(g) sales of Common Stock pursuant to any trading plan complying with Rule 10b5-1 under the Exchange Act that has been entered into by the undersigned prior to the date of this letter or pursuant to any amendment or replacement of any such trading plan, so long as the number of shares of Common Stock subject to such original trading plan is not increased; provided that if such sales are required to be reported on Form 4 pursuant to Section 16(a) of the Exchange Act during the Lock-Up Period, or the undersigned voluntarily effects any public filing or report regarding such sales during the Lock-Up Period, then the undersigned shall disclose in such filing or report that such sale was made pursuant to an existing Rule 10b-5-1 trading plan.

The undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. In addition, the undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this letter in proceeding toward consummation of the Public Offering. The undersigned further understands that this letter is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

This letter shall lapse and become null and void, and the undersigned shall be released from all obligations under this letter, if the Public Offering Date shall not have occurred on or before February 1, 2018, or if the Underwriting Agreement (other than the provisions thereof that survive termination) shall automatically terminate or be terminated prior to payment for, and delivery of, the Shares (excluding shares that the Underwriters have the option to purchase).

Exhibit A-3

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company, the Underwriters and any other parties thereto.

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Exhibit A-4

Very truly yours,

(name of stockholder – please print)

(signature)

Exhibit A-5

Exhibit B

Lock-up Signatories

Directors:

1. Alan L. Boeckmann

2. Kathleen L. Brown

3. Andrés Conesa

4. Maria Contreras-Sweet

5. Pablo A. Ferrero

6. William D. Jones

7. Bethany J. Mayer

8. William G. Ouchi, Ph.D

9. William C. Rusnack

10. Lynn Schenk

11. Jack T. Taylor

12. James C. Yardley

Officers:

1. Debra L. Reed

2. Steven D. Davis

3. Dennis V. Arriola

4. Jeffrey W. Martin

5. Martha B. Wyrsch

6. Joseph A. Householder

7. Trevor I. Mihalik

8. Joyce G. Rowland

Exhibit B-1